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                                                                      EXHIBIT 99

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This Annual Report on Form 10-K for the year ended December 31, 2001 and our other filings with the Securities and Exchange Commission contain forward-looking statements that involve risks and uncertainties. We have made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our future commercial revenues, market growth, capital requirements and new product introductions. Other statements contained in our filings that are not historical facts are also forward-looking statements. We have tried, wherever possible, to identify forward-looking statements by terminology such as "may," "will," "could," "should," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and other comparable terminology.

      Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed in forward-looking statements. They can be affected by many factors, including, those listed in the 2000 Annual Report on Form 10-K under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward Looking Statements." This prospectus describes some of the additional uncertainties and factors that may affect our forward-looking statements. Forward-looking statements are based on information presently available to senior management, and we do not assume any duty to update our forward-looking statements.

RISKS RELATING TO OUR COMMERCIAL PRODUCTS BUSINESS

WE HAVE A HISTORY OF LOSSES AND MAY NEVER BECOME PROFITABLE OR GENERATE ENOUGH CASH FROM OPERATIONS TO SUPPORT OUR BUSINESS PLAN.

      We have experienced significant net losses and negative cash flows from operations in each of our last five fiscal years. We had an accumulated deficit of $85 million as of December 31, 2001. We expect to continue to incur significant net losses for at least the next year and must significantly increase our revenues to achieve and maintain profitability. If we fail to increase revenues from sales of our SuperFilter(R) products, we will continue to experience losses indefinitely.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO TRANSITION OUR BUSINESS TO FOCUS PRIMARILY ON COMMERCIAL MARKETS.

      Until recently, we have derived substantially all of our historical revenues from research and development contracts with the United States Department of Defense and other U.S. government agencies. We believe that any future growth we may experience will depend on our ability to further our transition to developing, marketing and manufacturing products for the commercial marketplace. Because there are substantial differences between the requirements for a government contracting business and a technology product business, we face a number of challenges arising from our transition. We cannot assure you that we will be successful in this effort. In particular, we must implement an effective sales and marketing strategy and volume manufacturing capability, neither of which was required to support our research and development services business. If we are unable to effectively transition our business to commercial markets, or if we experience delays or increased costs resulting from our efforts in this area, our business will be harmed.

WE HAVE LIMITED EXPERIENCE EVALUATING COMMERCIAL MARKETS FOR WIRELESS NETWORK INFRASTRUCTURE PRODUCTS, WHICH MAKES IT DIFFICULT TO DETERMINE OUR CURRENT AND FUTURE BUSINESS PROSPECTS.

      As a result of our recent entry into the commercial wireless market, we have limited insight into trends that may emerge and affect our business. Our future operating results will depend upon the increased availability and acceptance of wireless communications services. We cannot assure you that the volume and variety of wireless services or the markets for or acceptance of such services will grow, or that such growth will create a demand for our products. If the wireless communications market fails to grow, or grows more slowly than we anticipate, then the market for wireless network infrastructure products such as ours may not grow in accordance with our expectations, which will harm our business. Additionally, the market for wireless network infrastructure products is rapidly evolving. We face many of the same challenges encountered by early-stage businesses in new and rapidly evolving markets. These factors may lead us to make errors in predicting and reacting to relevant business trends, which could harm our business.



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OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW PRODUCTS AND PRODUCT
ENHANCEMENTS IN A TIMELY AND COST-EFFECTIVE MANNER.

      We expect that the wireless network infrastructure market will continue to be characterized by rapid technological change. Our success depends on our ability to develop and introduce new products and product enhancements that respond to technological changes and evolving industry standards on a timely and cost-effective basis. We have in the past experienced, and may in the future experience, delays in developing our products. We cannot assure you that we will be able to develop new products or product enhancements in a timely or cost-effective manner, or at all. Any failure to develop new products or product enhancements will significantly harm our business.

      Our success in developing new products and product enhancements will depend on a variety of factors, some of which are beyond our control. These factors include:

      -  the timely and efficient completion of system design;

      - the timely and efficient implementation of assembly, calibration and test processes; and

      -  the availability of limited source components.

OUR FUTURE GROWTH DEPENDS ON THE COMMERCIAL SUCCESS OF OUR PRODUCTS, AND IF THESE PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS WILL BE HARMED.

      Our future success depends upon the degree to which our products are accepted by wireless network operators. We believe that substantially all of our revenue growth for the foreseeable future will be derived from sales of our SuperFilter(R) systems. We introduced our first commercial product, the SuperFilter(R) system, In September 1997, and we have only limited experience in marketing and manufacturing these products. We have devoted a significant portion of our resources to the development and perfection of our 2.5G and 3G wireless products. If our current and future products fail to meet the needs of our target customers, or of they do not compare favorably in price and performance to alternative solutions offered by our competitors, our revenues will not grow. The failure of our products to satisfy our customers' requirements could delay or prevent the adoption of our products. We cannot predict with any degree of assurance whether our current or future products will achieve broad market acceptance, and, if our target customers fail to widely adopt, purchase and successfully deploy our products, our business will be harmed.

A NUMBER OF FACTORS MAY CAUSE OUR FINANCIAL RESULTS TO FLUCTUATE AND CAUSE OUR STOCK PRICE TO DECLINE.

      We expect that our financial results will fluctuate significantly in the future as a result of our commercial products business. We base our operating expenses on anticipated commercial product revenue trends, and, therefore, a significant portion of our expenses are fixed in the short term in anticipation of these revenue trends. As a result, any delay in generating or recognizing commercial product revenues could cause our operating results to fall below the expectations of securities analysts and investors, which would likely cause our share price to decline. Factors that may cause our stock price to fluctuate include:

      -  our gain or loss of significant customers;

      -  our ability to increase sales to existing customers;

      -  delays in customer orders;

      -  our ability to reduce manufacturing costs;

      -  our ability to manufacture at acceptable quality levels;

      - our ability to introduce new filter products or enhancements to our existing SuperFilter(R)products;

      - commercial market acceptance of new products introduced by us or our competitors;

      - introduction of or enhancement of competitive or substitute products by our competitors; and

      -  limitations in our existing and future manufacturing capacity.



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WE DEPEND ON A LIMITED NUMBER OF WIRELESS NETWORK OPERATORS FOR SUBSTANTIALLY
ALL OF OUR COMMERCIAL REVENUES, AND THE LOSS OF A CUSTOMER OR A DELAY IN AN ORDER COULD HARM OUR BUSINESS.

      Seven customers have accounted for substantially all of our commercial sales to date. Our two largest customers accounted for 85% of our net commercial product revenues in the year ended December 31, 2001. We expect that we will continue to derive a substantial portion of our commercial net revenues from a relatively small number of customers in future years. As a result, the loss of, or delays in orders from any of our customers could harm our financial results and cause our stock price to decline.

THE WIRELESS COMMUNICATION INDUSTRY IS HIGHLY CONCENTRATED, WHICH LIMITS THE NUMBER OF OUR POTENTIAL CUSTOMERS.

      The wireless communication industry is highly concentrated in nature and may become more concentrated due to anticipated industry consolidation. As a result, we believe that the number of potential customers for our products will be limited. For example, the U.S. wireless operations of three of our customers--AirTouch, Bell Atlantic and GTE--were consolidated in 2000 into one entity called Verizon. Later in 2000, SBC Communications and BellSouth combined to form Cingular. If the wireless communication industry does not adopt our products and we fail to capture a significant percentage of the commercial wireless market customers, our business will be harmed.

THE SALES AND IMPLEMENTATION CYCLES FOR OUR PRODUCTS ARE LONG, AND WE MAY INCUR SUBSTANTIAL, NON-RECOVERABLE EXPENSES OR DEVOTE SIGNIFICANT RESOURCES TO SALES THAT MAY NOT OCCUR WHEN ANTICIPATED, OR AT ALL.

      A customer's decision to purchase our products involves a significant commitment of its resources and a lengthy evaluation and product qualification process. After a customer decides to purchase our products, the timing of their deployment and implementation depends on a variety of factors specific to each customer. Further, prospective customers may delay purchasing our products in order to evaluate new technologies and develop and implement new wireless systems. Throughout the sales cycle, we spend considerable resources educating and providing information to prospective customers regarding the use and benefits of our products. Our sales cycle for new customers is lengthy, typically from 6 to 18 months. Because of our limited experience in the commercial products marketplace, we cannot predict these sales and implementation cycles.

      Furthermore, because the purchasing process of many wireless network operators is decentralized, substantial efforts are required to sell our products throughout our customers' organizations. Entering into a corporate-wide purchase agreement with a wireless network operator, therefore, does not mean that we will make sales to the wireless network operator's various divisions. This may delay widespread deployment of our products and harm our business.

POTENTIAL IMPACT OF TERRORISM.

      The recent terrorist attacks in the United States, which have brought devastation to many people and shaken consumer confidence, have disrupted commerce throughout the world. The continued threat of terrorism within the United States and other countries and heightened security measures, as well as the current military action, in response to such threat may cause significant disruption to the global economy, including widespread recession. To the extent that such disruptions result in (i) a general decrease in consumer spending which could decrease demand for our products and services, (ii) our inability to effectively market our products, or (iii) financial or operational difficulties for various vendors on which we rely for certain integral services used to support our operations, our business and results of operations could be materially and adversely affected. We are unable to predict whether the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have any long-term material adverse effect on our business, results of operations or financial condition.

ANY DELAY IN SHIPMENTS TO CUSTOMERS COULD ADVERSELY AFFECT OUR OPERATING
RESULTS.

      Our customers are typically large organizations that make equipment purchases on their own schedules. We have no influence on their internal budgetary decisions. Any delay in product shipment could cause revenues and operating results in a particular period to fall below our expectations as well as below the expectations of public market analysts or investors. If this occurs, the trading price of our common stock will likely decline.

      Delays in shipment of our SuperFilter(R) products can happen for a variety of reasons, including:



                                       3
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      -  unanticipated shipment rescheduling;

      -  cancellation or deferral by a customer;

      -  competitive or economic factors;

      -  lack of qualified manufacturing personnel;

      -  unexpected manufacturing or other difficulties; or

      - unavailability or delays in deliveries of materials, components, subassemblies or services by suppliers.

WE DEPEND ON THE CAPITAL SPENDING PATTERNS OF WIRELESS NETWORK OPERATORS, AND IF CAPITAL SPENDING IS DECREASED OR DELAYED, OUR BUSINESS WILL BE HARMED.

      Because we rely on wireless network operators to purchase our products, any substantial decrease or delay in capital spending patterns in the wireless communication industry will harm our business. The demand for our products depends to a significant degree upon the magnitude and timing of capital spending by these operators for constructing, rebuilding or upgrading their systems. The capital spending patterns of wireless network operators depend on a variety of factors, including access to financing, the status of federal, local and foreign government regulation and deregulation, changing standards for wireless technology, overall demand for wireless services, competitive pressures and general economic conditions. In addition, capital spending patterns in the wireless industry can be subject to some degree of seasonality, with lower levels of spending in the third calendar quarter, based on annual budget cycles.

COMPETITION IN OUR MARKET MAY LEAD TO REDUCED REVENUES AND OUR MARKET SHARE MAY DECREASE.

      We expect the market for wireless filter products to become increasingly competitive. This market is part of the broader market for wireless infrastructure equipment which is dominated by a number of large companies including Lucent, Motorola, Ericsson, Nortel, Nokia, Siemens, Alcatel and others. Our current and potential competitors include conventional radio frequency filter manufacturers and both established and emerging companies developing competing technologies. We compete primarily with Conductus, Inc. and ISCO International, Inc. (formerly Illinois Superconductor Corporation) with respect to our SuperFilter(R) products.

      We also compete with alternative means of enhancing a base station's range and selectivity such as tower mount and ground mount amplifiers and "smart" antennas. Tower mount and ground mount amplifiers pass the signal received by the antenna through a broad low-level filter, which then amplifies the signal. These units are produced by a number of companies, which include most of the manufacturers of base stations such as Motorola, Lucent, Nortel and Nokia. Filter manufacturers including Allen Telecom and Celwave also produce these units. The "smart" antennas allow the antennas to focus more resources on the signal they are trying to receive to enhance the ability to receive the signal. Among the companies that produce these systems are Metawave and Arraycom.

      We believe that there are other firms currently engaged in potentially competitive research on superconducting materials and alternative technologies, some of which have substantially greater resources than us. These firms could develop and introduce products comparable or superior to our SuperFilter(R) products which could have a material adverse effect on our unit sales or gross margins.

      In addition, we currently license technology to a large company that may decide to manufacture or design its own filter products instead of purchasing or licensing our technology. We expect increased competition both from existing competitors and a number of companies that may enter the wireless communications market. We believe that base station manufacturers represent the most significant competitive threat to us. Our ability to compete in the future will depend in part on a number of competitive factors outside our control, including the development by others of products that are competitive with our systems and the price at which others offer comparable products. To be competitive, we will need to continue to invest substantial resources in engineering, research and development and sales and marketing. We may not have sufficient resources to make these investments and we may not be able to make the technological advances necessary to remain competitive. Accordingly, there can be no assurance that we will be able to compete successfully in the future.

WE CURRENTLY HAVE NEGATIVE GROSS MARGINS ON OUR PRODUCTS AND MUST INCREASE SALES TO COVER FIXED MANUFACTURING COSTS.



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      We currently have negative gross margins on our products at current sales levels due to fixed manufacturing costs. In order to achieve positive gross margins, we must increase units sales to a level sufficient to cover the fixed manufacturing costs.

WE ANTICIPATE DECREASES IN THE AVERAGE SELLING PRICES OF OUR PRODUCTS, REQUIRING US TO REDUCE OUR COSTS AND INTRODUCE NEW SYSTEMS IN ORDER TO ACHIEVE AND MAINTAIN PROFITABILITY.

      Average selling prices for our products remained relatively stable through December 31, 2001, but we expect to face additional pricing pressures in the future as a result of our recent large purchase order at a discounted price as well as general economic conditions. We will need to further reduce our manufacturing costs through engineering improvements and economies of scale in production and purchasing in order to achieve adequate gross margins on our products. We may not be able to achieve the required cost savings at a rate needed to keep pace with competitive pricing pressure. If we fail to achieve that objective, our business may be harmed.

WE MANUFACTURE ALL OF OUR SUPERFILTER(R) PRODUCTS AT OUR FACILITIES, AND IF WE ARE UNABLE TO INCREASE OUR MANUFACTURING CAPACITY AND MANUFACTURE PRODUCTS OF SUFFICIENT QUALITY, WE WILL BE UNABLE TO MEET ANTICIPATED DEMAND, WHICH WILL LIMIT OUR ABILITY TO GROW.

      We currently manufacture all of our SuperFilter(R) products at our facilities in Santa Barbara, California. If the demand for our products grows, we will need to increase our internal manufacturing capacity and our materials purchase, internal testing and quality assurance functions. Any disruptions in product flow, or the inability to produce key components at a sufficient quality level, could limit our revenue, adversely affect our customer relationships, competitive position and reputation and result in additional costs or cancellation of orders under agreements with our customers. We intend to expand our manufacturing capacity and in certain instances, subcontract assembly processes. We may not be successful in identifying subcontractors with adequate experience or be able to control the quality of systems by these subcontractors or retain experienced subcontractors on acceptable terms, if at all.

      Due to our lack of experience with large scale operations, we cannot assure you that we will be able to develop internally, or contract with third parties for, additional manufacturing capacity on acceptable terms. Our success depends on our ability to significantly increase our production capacity. If our facilities or the facilities of our suppliers are incapable of operating, even temporarily, or are unable to operate at or near full capacity for any extended period, our business could be harmed. The addition of any facility will likely increase the complexity of our operations and the risk of inefficient management of our manufacturing operations. Our manufacturing facilities are vulnerable to damage or interruption from earthquakes and other natural disasters, power loss, sabotage, intentional acts of vandalism and similar events. We do not have earthquake insurance or a formal disaster recovery plan. We also may not carry sufficient business interruption insurance to compensate us for losses that could occur during covered disasters. The occurrence of any of these events could harm our business.

OUR RELIANCE ON A LIMITED NUMBER OF SUPPLIERS AND THE LONG LEAD TIME OF COMPONENTS FOR OUR SUPERFILTER(R) PRODUCTS COULD IMPAIR OUR ABILITY TO MANUFACTURE AND DELIVER OUR SYSTEMS ON A TIMELY BASIS.

      We currently purchase substrates for growth of high-temperature superconductor thin-films from one supplier because of the quality of its substrates. A thin film is a thin layer of high-temperature superconductor material. There are additional components that we source from a single vendor due to the present volume. Our reliance on sole or limited source suppliers involves certain risks and uncertainties, including the possibility of a shortage or the discontinuation of certain key components. Any reduced availability of these parts or components when required could impair our ability to manufacture and deliver our systems on a timely basis and result in the cancellation of orders, which could harm our business.

      In addition, the purchase of some of our key components involves long lead times and, in the event of unanticipated increases in demand for our SuperFilter(R) products, we may be unable to obtain these components in sufficient quantities to meet our customers' requirements. We do not have guaranteed supply arrangements with any of these suppliers, do not maintain an extensive inventory of parts or components and customarily purchase sole or limited source parts and components pursuant to purchase orders. Business disruptions, quality issues, production shortfalls or financial difficulties of a sole or limited source supplier could materially and adversely affect us by increasing product costs, or eliminating or delaying the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could impair our ability to manufacture and deliver our systems on a timely basis and could harm our business.



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OUR CUSTOMERS ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION THAT COULD CAUSE
SIGNIFICANT DELAYS IN ORDERS OF OUR PRODUCTS.

      Our customers are primarily wireless telecommunications companies whose operations are subject to extensive government regulations. We could experience delays in orders for our products to the extent that our customers are delayed in deploying their wireless systems as a result of existing or new standards or regulations. These delays could harm our business.

IF WE ARE UNABLE TO FORECAST OUR INVENTORY NEEDS ACCURATELY, WE MAY BE UNABLE TO OBTAIN EFFICIENT MANUFACTURING CAPACITY OR MAY INCUR UNNECESSARY COSTS AND OBTAIN EXCESS INVENTORY.

      We use a rolling forecast based on anticipated product orders to determine our manufacturing requirements. If we overestimate our requirements, we may have excess inventory, and our suppliers may as well, which would increase our costs. If we underestimate our requirements, our suppliers may have an inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components we order vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. Accordingly, if we inaccurately forecast demand for our products, we may be unable to obtain adequate manufacturing capacity from suppliers to meet our customers' delivery requirements, which would harm our business.

IF WE ARE UNABLE TO IMPLEMENT APPROPRIATE CONTROLS AND PROCEDURES TO MANAGE OUR EXPECTED GROWTH, WE MAY NOT BE ABLE TO SUCCESSFULLY OFFER OUR PRODUCTS AND IMPLEMENT OUR BUSINESS PLAN.

      Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have grown our operations and headcount significantly in recent periods and plan to continue to increase the scope of our operations and headcount substantially. In the last two years, we added a total of 71 employees, bringing us to a total of 189 employees at December 31, 2001. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. Furthermore, we expect that we will be required to manage multiple relationships with various customers and other third parties.

WE RELY ON THE SERVICES OF OUR EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL, WHOSE KNOWLEDGE OF OUR BUSINESS AND TECHNICAL EXPERTISE WOULD BE EXTREMELY DIFFICULT TO REPLACE.

      Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel, both individually and as a group, whose knowledge of our business and technical expertise would be extremely difficult to replace. None of our officers or key employees is bound by an employment agreement for any specific term. Nor do we have "key person" life insurance policies covering any of our employees. If one or more members of our senior management team or key technical personnel were unable or unwilling to continue in their present positions, these individuals would be very difficult to replace and our business may be harmed.

WE MAY NOT BE ABLE TO HIRE AND RETAIN A SIGNIFICANT NUMBER OF QUALIFIED ENGINEERS AND SALES AND MARKETING PERSONNEL TO SUSTAIN OUR GROWTH.

      We intend to hire a significant number of engineering, manufacturing and sales personnel in the future, and we believe our success depends, in large part, upon our ability to attract and retain these key employees. Competition for these individuals is intense. In particular, we have experienced difficulty in hiring qualified engineers, sales personnel and marketing personnel, and we may not be successful in attracting and retaining these individuals. The inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly engineers and sales personnel, could delay the development and introduction of and negatively impact our ability to sell our products, which would harm our business.

BECAUSE COMPETITION FOR OUR TARGET EMPLOYEES IS INTENSE, WE MAY BE SUBJECT TO CLAIMS OF UNFAIR HIRING PRACTICES, TRADE SECRETS MISAPPROPRIATION OR OTHER RELATED INTELLECTUAL PROPERTY CLAIMS.



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      Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices, trade secrets misappropriation or other related intellectual property claims. We cannot assure you that we will not receive such claims in the future as we seek to hire qualified personnel or that such claims will not result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS MAY HARM OUR COMPETITIVENESS.

      Our ability to compete and to continue to provide technological innovation depends substantially upon internally developed technology. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights in such technology. We own 32 patents in the United States and 25 patents in foreign countries, and we have 10 patent applications pending in the United States and 15 patents pending in foreign countries. We have licenses to an additional 13 issued patents in the United States and 57 issued and pending patents internationally. Patents may not be issued from these or future applications. Even if they are issued, our patents may not survive a legal challenge to their validity.

      We also enter into confidentiality agreements with our employees, consultants, suppliers and licensees and control access to and distribution of our documentation and other proprietary information. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WHICH MAY RESULT IN LAWSUITS AND PROHIBIT US FROM SELLING OUR PRODUCTS -- WE ARE IN PATENT LITIGATION WITH ISCO INTERNATIONAL.

      In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We believe there is a risk that third parties have filed, or will file applications for, or have received or will receive, patents or obtain additional intellectual property rights relating to materials or processes that we use or propose to use. On July 17, 2001, ISCO International, Inc. filed a complaint in the United District Court for the District of Delaware against us and Conductus, Inc. alleging that Conductus's ClearSite product and our SuperFilter(R) product infringe ISCO's U.S. Patent No. 6,263,215, entitled "Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems" which was issued on July 17, 2001. ISCO is seeking injunctive relief restraining us and Conductus from making, using, selling and offering for sale such products, as well as damages and attorneys' fees. We have reviewed the newly issued ISCO patent and investigated the merits of ISCO's claim against us. After completing our investigation, we filed an answer denying the allegations and filed a counterclaim seeking a formal declaration that the ISCO patent is invalid and not infringed by us. We believe the claim is without merit and we intend to vigorously defend against the ISCO lawsuit.

      ISCO has also threatened a number of our customers with infringement claims in an effort to force them into licensing agreements with ISCO and to stop purchasing our products. These threats against our customers could have a material adverse affect on our future sales. We have sued ISCO in response. We have also agreed to defend several customers against any action brought against them by ISCO for infringement related to our products, and our standard terms and conditions of sale include an indemnity against patent infringement. We could incur significant additional expense pursuing our lawsuit against ISCO and defending and indemnifying our customers

      Although we have not been involved in any intellectual property litigation until the ISCO complaint, we have received notices in the past from third parties asserting that we have infringed their intellectual property rights. We may be a party to litigation in the future to protect our intellectual property or as a result of claimed infringement of others' intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our patent or other intellectual property rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

      - stop selling, incorporating or using our products that use the challenged intellectual property;

      - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or



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      -  redesign the products that use the relevant technology.

      If we are forced to take any of these actions, our business may be harmed. Additionally, we currently do not have liability insurance to protect against the risk that technology we have licensed from third parties for use in our business infringes the intellectual property of others.

WE DEPEND ON SPECIFIC PATENTS AND LICENSES TO TECHNOLOGIES, AND WE MAY NEED ADDITIONAL TECHNOLOGIES IN THE FUTURE THAT WE MAY NOT BE ABLE TO ACCESS.

      We have an exclusive, worldwide license, in all fields of use, to formulations covered by patents held by the University of Arkansas covering thallium barium calcium copper oxide, the material upon which we primarily rely for our high temperature superconductor products and product development. These patents may be subject to challenge. Under the terms of our exclusive license, we agreed to assume litigation expenses for infringement actions, subject to a right of setoff against future royalty obligations. If we are required to incur significant expenses under this agreement our business may be harmed. In addition, we granted DuPont a non-exclusive worldwide sublicense under our license with the University of Arkansas to develop and market thallium barium calcium copper oxide materials and superconducting technologies. The use of these sublicenses, whether proper or improper, may harm our business. In addition, other parties may have developed similar materials utilizing thallium barium calcium copper oxide formulations and may design around the patented aspects of this material, resulting in harm to our business. We also have a non-exclusive license to several patents from SunPower, Inc. relating to our cooling technology.

WE HAVE FOCUSED ON ONE MATERIAL FOR OUR PRODUCT DEVELOPMENT EFFORTS, WHICH MAY NOT PROVE COMPETITIVE AGAINST OTHER MATERIALS.

      To date, we have principally focused our development efforts on thallium barium calcium copper oxide. Although thallium barium calcium copper oxide has one of the highest critical temperatures of any high-temperature superconductor material verified by the scientific community to date, other materials are currently known to have advantages over thallium barium calcium copper oxide for some applications. Thallium barium calcium copper oxide may not ultimately prove commercially competitive against yttrium barium copper oxide or against other currently known materials. Furthermore, other materials may be discovered with higher critical temperatures or other superior qualities, and we may not be able to obtain the rights to those superior materials.

WE ANTICIPATE THAT SALES TO CUSTOMERS BASED OUTSIDE THE UNITED STATES WILL ACCOUNT FOR A SIGNIFICANT PORTION OF OUR NET REVENUES IN FUTURE PERIODS, WHICH EXPOSES US TO RISKS INHERENT IN INTERNATIONAL OPERATIONS.

      During 1999, we began to market our products internationally. While international sales have not represented a significant percentage of gross commercial product revenues to date, we believe that international sales represent a significant opportunity for future growth. International operations are subject to inherent risks, including:

      - greater difficulty in accounts receivable collection and longer collection periods;

      -  difficulties and costs of staffing and managing foreign operations;

      -  the impact of recessions in economies outside the United States;

      -  unexpected changes in regulatory requirements;

      -  certification requirements;

      -  reduced protection for intellectual property rights in some countries;

      -  potentially adverse tax consequences;

     -   political and economic instability; and

      -  foreign currency fluctuations.

      Our international sales are currently denominated in U.S. dollars. As a result, fluctuations in the value of the U.S. dollar and foreign currencies may make our products more expensive to international customers, which could harm our potential growth. We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations but may consider such activities if our international revenues increase significantly.

NECESSARY LICENSES OF THIRD PARTY TECHNOLOGY MAY NOT BE AVAILABLE TO US, OR MAY BE VERY EXPENSIVE.

      We depend upon licensed technology to manufacture our SuperFilter(R) products. Specifically, we currently depend upon licenses obtained from Sun Power and the University of Arkansas. From time to time, we may be required to license further technology from third parties to develop new products or product enhancements. We cannot assure you that the technology we license from SunPower and the University of Arkansas will continue to be available to us. Further, we cannot assure you that third party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm our business, financial condition and results of operations.

IF WE ACQUIRE ANY COMPANIES OR TECHNOLOGIES IN THE FUTURE, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

      We may acquire or make investments in complementary companies, services and technologies in the future. We have not made any acquisitions or investments to date and, therefore, our ability as an organization to make acquisitions or investments is unproven.

      Acquisitions and investments involve numerous risks, including:

      - difficulties in integrating operations, technologies, services and personnel;

      - diversion of financial and management resources from existing operations;

      -  risk of entering new markets;

      -  potential loss of key employees; and

      - inability to generate sufficient revenues to offset acquisition or investment costs.

      In addition, future acquisitions could result in potentially dilutive issuances of equity securities, or the incurrence of debt, contingent liabilities or amortization expenses or charges related to goodwill or other intangible assets, any of which could harm our business. As a result, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed.

RISKS RELATED TO RESEARCH AND DEVELOPMENT CONTRACTING BUSINESS

WE ARE DEPENDENT ON GOVERNMENT CONTRACTS FOR A LARGE PERCENTAGE OF OUR REVENUE AND A SHIFT IN THE BUDGETARY PRIORITIES OF THE U. S. GOVERNMENT COULD ADVERSELY AFFECT OUR REVENUES.

      Until recently, we have derived most of our revenues from contracts funded by agencies of the U.S. Government, in particular the Department of Defense. Contracts or subcontracts funded by the Department of Defense accounted for approximately 71%, 47% and 39% of our net revenue during the years ended 1999, 2000, and 2001 respectively. If the U.S. government decreased its spending on research and development projects such as ours, our business could suffer. Additionally, while many of our government contracts extend over several years, such contracts are typically funded for no more than one year at a time. If the government modifies or terminates our government contracts, our business may be harmed.

WE FACE INTENSE COMPETITION IN OBTAINING GOVERNMENT CONTRACTS.

      The market for research and development projects is competitive and is characterized by rapid technological change, developments and advancements. Many of our competitors have substantially greater resources and name recognition than we do. We cannot assure you that our competitors will not develop new technologies or introduce new solutions that will offer superior pricing or performance features or that new solutions or technologies will not impair the competitiveness of our solutions.

WE ARE SUBJECT TO GOVERNMENT AUDITS OF OUR CONTRACT COSTS AND ANY ADJUSTMENTS TO THESE COSTS COULD RESULT IN DECREASED REVENUES AND NET INCOME.

      All costs for services under our government contracts are subject to audit, and the acceptance of such costs as allowable and allocable is subject to federal regulatory guidelines. We record contract revenues in amounts which we expect to be realized upon final audit settlement. Any disallowance of costs by the government could have an adverse effect on our business, operating results and financial condition. We cannot assure you that audits and adjustments will not result in decreased revenues and net income for those years. Additionally, because of our participation in government contracts, we are subject to audit from time to time for our compliance with government regulations by various agencies. Government agencies may conduct inquiries or investigations that may cover a broad range of our activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management attention. In addition, an adverse finding in any such audit, inquiry or investigation could involve penalties that may harm our business.

OUR GOVERNMENT CONTRACTS ARE SUBJECT TO COMPLEX APPROVAL PROCESSES WHICH COULD RESULT IN A LONGER SALES CYCLE AND A DELAY IN REVENUE RECOGNITION CAUSING OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE.

      Our existing government agency customers often have complex and time-consuming approval processes. The period between initial discussions concerning a particular project and the customer's purchase commitment typically ranges from six to twelve months. These delays could harm our business and, in particular, could cause fluctuations in our operating results on a quarterly basis.

RISKS RELATED TO OUR STOCK

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE.

      As of December 31, 2001, we had cash and cash equivalents of $15.2 million. On March 11, 2002, we received binding commitments totaling $13.0 million in a new equity private placement. The transaction is expected to generate net proceeds of $12.4 million. We closed commitments totaling $11.2 million on March 12, 2002 and expect to close the remaining commitment for $1.8 million pending a response to our request for guidance from Nasdaq. The Company may decline to accept the additional investment if Nasdaq concludes that shareholder approval is required.

      We now expect our existing cash resources will be sufficient to fund our planned operations into 2003. Thereafter, we may be required to raise additional capital, which may not be available on acceptable terms, if at all. Any inability to obtain needed financing could have a material adverse effect on out business and operating results.

      We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If we cannot raise any needed funds on acceptable terms, it will harm our business. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock.

COMMON STOCKHOLDERS MAY SUFFER DILUTION DUE TO THE FLOATING CONVERSION PRICE OF THE SERIES E PREFERRED STOCK AND THE ANTIDILUTION PROVISIONS OF THE WARRANTS ISSUED TO THE ORIGINAL PURCHASERS OF THE PREFERRED STOCK.

      We issued 37,500 shares of our Series E Preferred Stock in 2000. As of this date, we have 34,500 shares of our Series E Preferred Stock outstanding. The preferred stock has a stated value of $1,000 per share and is now convertible at the lower of $17.95 per common share or the market price of the common stock at the time of conversion, subject to a floor. Any remaining unconverted preferred stock automatically converts into common stock on September 29, 2002. Based on the current conversion price, the preferred stock is presently convertible into 2,929,563 shares of common stock which is the maximum issuable upon optional and automatic conversions of the preferred stock. We will also owe a conversion premium which we can pay in either cash or stock. Based on the weighted average price of $4.79 a share as of March 8, 2002, if the preferred stock remains outstanding until maturity the premium would require issuance of approximately 1,008,351 shares of common stock. The existing holders of common stock could therefore experience further dilution depending on the market price of our common stock with respect to conversions of the Series E Preferred Stock.

      We also issued five-year warrants to purchase 1,044,568 shares of common stock to the original purchaser of the Series E Preferred Stock. These warrants initially had an exercise price of $21.54 per share of common stock, but the warrants contained "weighted average" antidilution provisions which adjust the warrant exercise price and the number of shares in the event the Company sells equity securities at a discount to then prevailing market prices. The amount of the adjustment depends on the size of the below-market transaction and the amount of the discount to the market price. The antidilution adjustments for below-market transactions cannot reduce the exercise price below a minimum of $18.91 per share. The existing holders of common stock could therefore experience further dilution in the event the Company sells equity securities at a discount to then prevailing market prices. The recently completed $13 million private placement caused the exercise price and the number of shares to be adjusted to $20.59 and 1,092,697, respectively.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US AND COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

      Provisions of our Restated Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

      Sales of a substantial number of our common shares in the public market could cause the market price of our common stock to decline. As of March 15, 2002, we had outstanding options to purchase 3,240,387 shares of common stock outstanding under our employee stock option plans and warrants to purchase up to another 2,938,807 shares. The shares issuable upon option exercises and 1,044,568 of the shares issuable upon warrant exercises are freely tradable. The shares issuable upon exercise of the balance of the warrants will be restricted securities, but have certain registration rights.

OUR STOCK PRICE IS EXTREMELY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE PAID.

      The trading price of our common stock has fluctuated significantly in recent periods, and it is likely that it will continue to be volatile. It is possible that the price of the common stock will decline below the price paid by you, and that you would lose all or part of your investment. Equity markets, particularly for technology companies, have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may cause the market price of our common stock to decline.

OUR NET OPERATING LOSS CARRYFORWARDS COULD BE REDUCED IF THERE IS A "CHANGE OF OWNERSHIP" UNDER SECTION 382 OF THE INTERNAL REVENUE CODE.

      We had federal net operating loss carryforwards of approximately $84.6 million at December 31, 2001. Section 382 of the Internal Revenue Code imposes an annual limitation on the utilization of net operating loss carryforwards based on a statutory rate of return (usually the "applicable federal rate," as defined in the Internal Revenue Code) and the value of the corporation at the time of a "change of ownership" as defined by Section 382. We had a change of ownership for purposes of Section 382 in August 1999. This event limits our ability to utilize net operating loss carryforwards incurred prior to the change of ownership totaling $32.6 million to an annual limitation of $2.3 million.
Net operating losses incurred subsequent to the change totaled $52.0 million and are not presently subject to any limitation under Section 382. However, we could incur limitations on the use of these net operating losses if there is a subsequent change in ownership. This could occur if we raise further capital.

WE ARE AT A RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

      In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our business.

YOU MAY INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE PER SHARE OF COMMON STOCK BECAUSE THE MARKET PRICE OF OUR STOCK IS SUBSTANTIALLY HIGHER THAN ITS BOOK VALUE.

      Our common stock had a negative book value of $0.75 per share as of December 31, 2001. The closing sale price of our common stock on the Nasdaq National Market was $5.21 per share on March 8, 2002. In light of the current discrepancy between the book and market value of our common stock, you may incur immediate and substantial dilution in the book value per share from the price you pay for the common stock.

THE RELIABILITY OF MARKET DATA INCLUDED IN OUR PUBLIC FILINGS IS UNCERTAIN.

      Since we are relatively new to the commercial market and operate in a rapidly changing market, we have in the past, and may from time to time in the future, include market data from industry publications in some of the documents filed with the Securities Exchange Commission and incorporated by reference into this prospectus. The reliability of this data cannot be assured. The market data and information incorporated by reference into this prospectus was obtained from internal company surveys and industry publications. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe that the market data used incorporated into this prospectus is and will be reliable, it has not been independently verified. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources.



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